Exhibit 10.1

November 3, 2022

John Capela

Dear John,

Come Party With Us!

We are excited to extend an offer of employment to you for the position of Chief Accounting Officer & Treasurer with Party City Holdings Inc. In this role, you will be reporting directly to Todd Vogensen, and your start date will be December 5, 2022. At PCHI, our purpose is to create joy by making it easy to create unforgettable memories. Each member of the PCHI team has their own unique talents and together, we bring our purpose to life! The principal terms of our offer are summarized as follows.

1.	Title: Chief Accounting Officer & Treasurer

2.

Base Salary: Your annual salary will be $380,000 per year paid in bi-weekly installments in accordance with the Company’s prevailing payroll practices, less withholding and deductions authorized under applicable law.

Our fiscal year runs from January 1 through December 31. If you are employed before October 1, 2022, you will be eligible for a pro-rated merit increase in April 2023. If your start date is October 1st or after, you will be eligible for a merit increase the following year.

3.

Bonus Opportunity: You will be eligible to participate in the PCHI Annual Incentive Plan (AIP), a cash incentive program under which your payout is based on the Company’s financial performance, subject to its terms and conditions. Your target bonus will be 40% of your annual salary. The actual bonus payout may range 0% to 200% of target based on performance. Provided you start your employment before October 1st, you will be eligible for AIP for the current fiscal year, and any such AIP bonus earned will be pro-rated in accordance with your start date.

4.

Sign-on: You will receive USD $30,000.00 in March of 2023. In the event you remain in the position for less than 12 months from your start date, you will pay the full amount back to the Company, within 30 days of your departure from the Company.

5.

Long Term Incentive Program (LTIP): During your employment, you may be eligible to receive annual equity grants each year, typically in March, solely at the discretion of the Compensation Committee of the Board of Directors. Target grant values are expressed as a percentage of your annual salary. In your position, your target annual grant value will be 40% of your annual salary. If hired after February 1st, your first equity grant will be prorated based on your start date. The grant date will be the first business day of the calendar quarter following your start date. Any actual grants will be determined based on your position, performance, time in job and other criteria the Company determines in its sole discretion, which are subject to change. You will also be required to sign an agreement governing the grant(s), which you will receive under separate cover at the time of any grants.

6.

Employee Benefits: As a full-time employee, you are eligible to participate in our comprehensive employee benefits programs. These include, but are not limited to, medical, dental, vision, life insurance, short and long term disability, the Company’s 401(k) Plan, and unlimited vacation days per year. We are enclosing a summary of benefits highlighting these programs.

7.

Confidentiality: As an employee of PCHI, you will keep all proprietary information regarding the Company, its products and its customers confidential during your employment and at all times thereafter. Upon termination of your employment, in certain instances, you will not interfere with or compete against the Company for a period of one year. You will be required to execute a confidentiality agreement upon hire.

8.

Discounts, Additional Benefits and Programs: As of your date of hire, you will be eligible for our 30% Employee Merchandise Discount. You can find information on additional discounts, perks and benefit programs via the 2020 Benefits Guide available on My.ADP.com.

This offer is subject to satisfactory results of the pre-employment conditions set forth below in this letter. All amounts described in this letter will be subject to applicable tax withholdings and deductions and are payable in accordance with the Company’s normal payroll cycle. Federal I-9 legislation requires that employers verify proof of eligibility to work in the United States. You understand and agree that your employment relationship is at will and that either party may terminate the employment relationship at any time.

John, I am delighted to have you join the team and strongly believe that your decision to accept the Chief Accounting Officer & Treasurer role will provide you with career opportunities in the type of environment you seek and in which you will grow personally and professionally. If you should have any questions, please feel free to contact me.

Sincerely,

Karen A McGowan

VP of Human Resources & Talent Management